Putnam Global Natural Resources Fund, as of August 31, 2008, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A) For the period ended August 31, 2008, Putnam Management has assumed $1,270 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 		Class A		1,376
		Class B		0
		Class C		0


72DD2		Class M		0
      		Class R		13
      		Class Y		86

73A1		Class A		0.084
		Class B		0.000
		Class C		0.000

73A2		Class M		0.000
      		Class R		0.060
		Class Y		0.167

74U1		Class A		20,004
		Class B		2,741
		Class C		970

74U2		Class M		340
		Class R		366
		Class Y		581

74V1		Class A		27.99
		Class B		25.66
		Class C		26.18

74V2		Class M		27.00
		Class R		27.64
		Class Y		28.07




Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.